Exhibit 23.4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Digital Media Solutions, Inc. on Form S-1, Amendment No. 1 (File No. 333-240278) of our report dated June 11, 2020 with respect to our audits of the financial statements of UE Authority, Co. as of October 31, 2019 and for the ten month period then ended, and as of December 31, 2018 and 2017 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
Costa Mesa, CA
August 6, 2020